Exhibit 99.1

News

BJ’s Wholesale Club, Inc. • One Mercer Road • P.O. Box 9601 • Natick, MA 01760-9601

FOR IMMEDIATE RELEASE

BJ’S WHOLESALE CLUB REPORTS OCTOBER SALES

REITERATES GUIDANCE FOR THE THIRD QUARTER OF 2005

November 3, 2005 — Natick, MA — BJ’s Wholesale Club, Inc. (BJ: NYSE) today reported that sales for October 2005 increased by 7.5% to $588.3 million from $547.4 million in October 2004. On a comparable club basis, sales increased by 2.9% for the month of October, including a contribution from sales of gasoline of approximately 3.3%. Last year, the Company reported a comparable club sales increase of 4.9% for October, including a 0.6% contribution from sales of gasoline.

For the third quarter ended October 29, 2005, total sales increased by 9.3% and comparable club sales increased by 4.1%, including a contribution from sales of gasoline of 3.3%. For the first nine months of fiscal 2005, total sales increased by 8.9% and comparable club sales increased by 4.3%, including a contribution from sales of gasoline of 1.5%.

Despite lower-than-planned sales for the third quarter, the Company expects to report earnings for the quarter in line with its previous guidance of $.35–$.39 per diluted share, due primarily to strong results in its gasoline operations relative to plan. BJ’s is scheduled to report financial results for the third quarter of 2005 on Tuesday, November 15, 2005.

Sales Results for October 2005

($ in thousands)

Four Weeks Ended		% Change
October 29, 2005	October 30, 2004	Net Sales	Comp. Sales
$588,259	$ 547,410	7.5%	2.9%

Thirty-nine Weeks Ended		% Change
October 29, 2005	October 30, 2004	Net Sales	Comp. Sales
$5,672,953	$5,209,176	8.9%	4.3%

The Company provided the following additional information regarding October 2005 sales:

On a comparable club basis, sales increased during the first three weeks, with the largest increase in week three, driven by pre-hurricane stock up sales in Florida. Sales decreased in week 4 due primarily to the negative effect of the Halloween calendar shift and to the impact of Hurricane Wilma in Florida.

By major region, comparable club sales increased in New England, Upstate New York, the Mid-Atlantic and the Southeast, and decreased slightly in metro New York.

Excluding sales of gasoline, traffic decreased by approximately 4% and the average transaction amount rose by approximately 4%.

On a comparable club basis, sales of food increased by approximately 3% and general merchandise sales decreased by approximately 5%.

-More-

BJ’s Wholesale Club

November 3, 2005

Merchandise categories with the strongest sales increases compared to last year included automotive & tools (which included generators and flashlights), coffee, paper products, produce, residential furniture and soda & water. Weaker categories included Christmas, computer equipment, domestics, giftware, housewares, jewelry, prerecorded video & DVD, small appliances, sporting goods, toys and video game hardware & software.

BJ’s introduced the wholesale club concept to New England in 1984 and has since expanded to become a leading warehouse chain in the eastern United States. The Company currently operates 161 clubs, including two ProFoods Restaurant Supply clubs, and 86 gas stations compared with 154 clubs, including one ProFoods Restaurant Supply club, and 80 gas stations one year ago. BJ’s press releases and filings with the SEC are available on the Internet at www.bjs.com.

Conference Call for Third Quarter Results

BJ’s plans to announce financial results for the third quarter ended October 29, 2005 on November 15, 2005 at approximately 7 a.m. Eastern Time. At 8:30 a.m. Eastern Time, also on November 15, 2005, BJ’s management will hold a conference call to discuss the third quarter financial results and the outlook for the fourth quarter of 2005. To access the webcast (including financial and other statistical information being presented, as well as reconciliation information with respect to any non-GAAP financial measures being presented), visit www.bjsinvestor.com/medialist.cfm to hear the call live, or to listen to an archive of the call, which will be available for approximately 90 days following the call.

Forward-Looking Statements

Statements contained in this press release about expected earnings and all other statements that are not purely historical are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements. Factors that may cause or contribute to such differences are discussed in the Company’s Annual Report on SEC Form 10-K for the fiscal year ended January 29, 2005 as well as the Company’s Quarterly Reports on SEC Form 10-Q for the quarters ended April 30, 2005 and July 30, 2005. Any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

###

Contact:  Cathy Maloney, VP Investor Relations

508-651-6650

cmaloney@bjs.com